EXHIBIT 4.9

CHRONIMED INC.
1994 STOCK OPTION PLAN FOR DIRECTORS

Article I. Establishment and Purpose

     1.1 Establishment. Chronimed Inc., a Minnesota Corporation (“Company”), hereby establishes a stock option plan for members of its Board of Directors, as described herein, which shall be known as the “1994 STOCK OPTION PLAN FOR DIRECTORS” (“Plan”).

     1.2 Purpose. The purpose of this Plan are to enhance shareholder investment by attracting, retaining, and motivating Directors of the Company and to encourage stock ownership by such Directors by providing them with a means to acquire a proprietary interest in the Company’s success.

Article II. Definitions

     2.1 Definitions. Unless the context clearly requires otherwise, the following terms shall have the respective meanings set forth below, and when said meaning is intended, the term shall be capitalized.

     (a) “Board” means the Board of Directors of the Company.

     (b) “Code” means the Internal Revenue Code of 1986, as amended.

     (c) “Committees” shall mean the Committee, as specified in Article IV hereof, appointed by the Board to administer the Plan.

     (d) “Company” means Chronimed Inc., a Minnesota corporation (including any and all subsidiaries).

     (e) “Date of Exercise” means the date the Company receives notice, by an Optionee, of the exercise of an Option pursuant to section 8.1 of this Plan. Such notice shall indicate the number of shares of Stock as to which the Optionee intends to exercise an Option.

     (f) “Director” means any person, including an officer or employee of the Company, who has been elected to the Board of Directors of the Company and is currently serving on the Board.

     (g) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

     (h) “Fair-Market Value” means the close price of the Stock as reported by NASDAQ on the applicable day, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Stock as shall be specified by the Board.

     (i) “Option” means the right, granted under this Plan, to purchase Stock of the Company at the option price for a specified period of time. For purposes of this Plan, an Option is a nonstatutory option and is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (j) “Optionee” means a person to whom an Option has been granted under the Plan.

     (k) “Option Price” means the exercise price per share of Stock purchasable under an Option.

     (l) “Option Shares” means the total number of shares of Stock to which an Option applies.

     (m) “stock” means the Common Stock of the Company.

     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in this Plan also shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

     2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Article III. Eligibility and Participation

     3.1 Eligibility. Options will be granted only to persons who at the time of the grant are Directors of the Company.

Article IV. Administration

     4.1 The Committee. The Plan shall be administered by a Committee consisting of such persons as are appointed by the Board from time to time, and such persons shall serve at the discretion of the Board of Directors.

     4.2 Authority of the Committee. The Committee will have full authority to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable, and to make all other determinations necessary or appropriate for the administration of the Plan. Such determinations will be final and binding upon all persons having an interest in the Plan.

Article V. Stock Subject to the Plan

     5.1 Number. Subject to adjustment as provided in Section 5.3 herein, the total number of shares of Stock hereby made available for grant and reserved for issuance under the Plan shall be 300,000. The aggregate number of shares of Stock available under this Plan shall be subject to adjustment as provided in section 5.3. The total number of shares of Stock may be authorized but uninsured shares of Stock, or shares acquired by purchase as directed by the Board from time to time in its discretion, to be used for issuance upon exercise of Options granted hereunder.

     5.2 Lapsed Options. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Stock subject thereto shall (unless the Plan shall have terminated) become available for other Options under the Plan.

     5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification, or other similar corporate change, the aggregate number of shares of Stock set forth in section 5.1 shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In any such case, the number and kind of shares that are subject to any Option (including any Option outstanding after termination of service as a Director) and the Option price per share shall be proportionately and appropriately adjusted without any change in the aggregate Option price to be paid therefor upon exercise of the Option.

Article VI. Duration of the Plan

     6.1 Duration of the Plan. Subject to shareholder approval, the Plan shall be in effect for ten years from the date of its adoption by the Board. Any Options outstanding at the end of said period shall remain in effect in accordance with their terms. The Plan shall terminate before the end of said period if all Stock subject to it has been purchased pursuant to the exercise of Options granted under the Plan.

Article VII. Terms of Stock Options

     7.1 Grant of Options. Pursuant to this Plan, each person serving as a Director of the Company will be granted an Option to purchase Thirty Thousand (30,000) shares of Stock. Except as otherwise may be provided herein and subject to the approval of this Plan by the Company’s shareholders, each such Option: (i) will, without any further action, be granted to the members of the Board as of the date this Plan is adopted by the Board and as to directors first elected after the date of this Plan, as of the date of their election to the Board (whether by Board vote or shareholder vote); (ii) will be subject to all terms of this Plan; and (iii) will vest and become exercisable on the seventh (7th) anniversary of the date of the grant of the Option, if Optionee is then a Director of the Company, unless vesting is accelerated pursuant to the provisions of Section 7.5 or Article XII.

     7.2 Option Agreement. As determined by the Committee on the date of grant, each

Option shall be evidenced by an Option agreement which shall incorporate the terms of this plan by reference.

     7.3 Option Price. The Option Price of an Option granted pursuant to Section 7.1 is the Fair Market Value on the day the Option is granted to the Optionee.

     7.4 Exercise of Options. Options granted under the Plan shall be exercisable in accordance with the terms of this Plan. Notwithstanding any other provision of the Plan, however, in no event may any Option granted under this Plan become exercisable prior to six months following the date of its grant, or following the date upon which the Plan is ratified, whichever is later.

     7.5 Vesting and Term of Options. Each Option shall expire on the tenth anniversary date of its grant, or, if earlier, on the date five years after the last date on which the Option fully vests under Subsection (a) through (c) below. The Option will vest on the seventh anniversary of the date of grant unless vesting is accelerated as follows:

     (a) If for five days during any consecutive 30-day period ending on or before the third anniversary of the date hereof, the Fair Market Value of the Stock has been equal to or greater than a price which is 20 percent greater than the Option Price, then, on the first date that this requirement is satisfied, if Optionee is then a Director of the Company, this Option shall become exercisable as to 5,000 Shares. If this requirement has not been satisfied on or before the third anniversary, then these 5,000 Shares shall not vest before the seventh anniversary hereof.

     (b) If for five days during any consecutive 30-day period ending on or before the fourth anniversary of the date hereof, the Fair Market Value of the Stock has been equal to or greater than a price which is 60 percent greater than the Option Price, then, on the first date that this requirement is satisfied, if Optionee is then a Director of the Company, this Option shall become exercisable as to an additional 10,000 Shares. If this requirement has not been satisfied on or before the fourth anniversary, then these 10,000 Shares shall not vest before the seventh anniversary hereof.

     (c) If for five days during any consecutive 30-day period ending on or before the fifth anniversary of the date hereof, the Fair Market Value of the Stock has been equal to or greater than a price which is 100 percent greater than the Option Price, then, on the first date that this requirement is satisfied, if Optionee is then a Director of the Company, this Option shall become exercisable as to an additional 15,000 Shares. If this requirement has not been satisfied on or before the fifth anniversary, then these 15,000 Shares shall not vest before the seventh anniversary hereof.

     7.6 Payment. Payment for all shares of Stock shall be made at the time that an Option, or any part thereof, is exercised, and no shares shall be issued until full payment therefor has been made. Payment shall be made (i) in cash, or (ii) if acceptable to the Committee, in

Stock having a Fair Market Value at the time of the exercise equal to the exercise price (provided that the Stock that is tendered as payment upon exercise of the Option has been held by the Optionee for at least six months prior to its tender), or in some other form, including a combination of the above. In addition, the Company may establish a cashless exercise program in accordance with Federal Reserve Board Regulation T.

Article VIII. Written Notice, Issuance of
Stock Certificates, Shareholder Privileges

     8.1 Written Notice. An Optionee wishing to exercise an Option shall give written notice to the Chief Financial Officer of the Company, in the form and manner prescribed by the Committee. Except for approved “cashless exercises,” full payment for the shares exercised pursuant to the Option must accompany the written notice.

     8.2 Issuance of Stock Certificates. As soon as practicable after the receipt of written notice and payment, the Company shall deliver to the Optionee or to a nominee of the Optionee a certificate or certificates for the requisite number of shares of Stock. Such certificate may bear a legend restricting transfer thereof.

     8.3 Privileges of a Shareholder. An Optionee or any other person entitled to exercise an Option under this Plan shall not have shareholder privileges with respect to any Stock covered by the Option until the date of issuance of a stock certificate for such stock.

Article IX. Termination of Service as Director

     9.1 Death. If an Optionee’s service on the Board terminates by reason of death, the Option may thereafter be exercised at any time prior to the expiration date of the Option or within 12 months after the date of such death, whichever period is the shorter, by the person or persons entitled to do so under the Optionee’s will or, if the Optionee shall fail to make a testamentary disposition of an Option or shall die intestate, the Optionee’s legal representative or representatives. The Option shall be exercisable only to the extent that such Option was exercisable as of the date of death.

     9.2 Termination Other Than For Cause Or Due to Death. In the event of an Optionee’s termination of service on the Board, in the case of a Director, other than by reason of death or for cause, the Optionee may exercise such portion of his Option as was exercisable by him at the date of such termination (the “Termination Date”) at any time within three (3) months of the Termination Date; provided, however, that where the Optionee is a Director, and is terminated due to disability within the meaning of Code Section 422(c)(6), such Optionee may exercise such portion of any Option as was exercisable by such Optionee on his or her Termination Date within one year of such Termination Date. In any event, the Option cannot be exercised after the expiration of the term of the Option. Options not exercised within the applicable period specified above shall terminate.

     9.3 Termination for Cause. In the event of an Optionee’s termination of service on the Board, in the case of a Director, which termination is by the Company for cause, any Option or Options held by such Optionee under the Plan, to the extent not exercised before such termination, shall terminate immediately.

Article X. No transferability

     All Options granted under this Plan shall be nontransferable by the Optionee, other than by will or the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee.

Article XI. Amendment,
Modification and Termination of the Plan

     The Board may suspend or terminate the Plan or any portion thereof at any time, and the Board may amend the Plan from time to time as may be deemed to be in the best interests of the Company; provided, however, that no such amendment, alteration, or discontinuation will be made (a) that would impair the rights of a Director with respect to an Option theretofore awarded, without such person’s consent, or (b) without the approval of the shareholders, if such approval is necessary to comply with any legal, tax, or regulatory requirement, including any approval requirement that is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act. No amendment will be made that will change the terms of the Options to be granted hereunder with regard to amount, exercise price, vesting or date of grant more than once every six months other than to comport to changes in the Code, Employee Retirement Income Security Act, or the rules thereunder.

Article XII. Merger, Consolidation or Acceleration Fund

     12.1 Merger of Consolidation.

     (a) Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled in such merger or consolidation.

     (b) A dissolution or a liquidation of the Company or a merger and consolidation in which the Company is not the surviving corporation shall cause every Option outstanding hereunder to terminate as of the effective date of such dissolution, liquidation, merger or consolidation. However, the Optionee either (i) shall be offered a firm commitment whereby the resulting or surviving corporation in a merger or consolidation will tender to the Optionee an option (the “Substitute Option”) to purchase its shares on terms and conditions both as to number of shares and otherwise, which will substantially preserve to the Optionee the rights and benefits of the Option outstanding hereunder granted by the Company, or (ii) shall have the right immediately prior to such merger, or consolidation to exercise any unexercised Options whether or not then exercisable, subject to the provisions of this Plan.

     12.2 Impact of Acceleration Event. All options granted hereunder will become fully exercisable and vested in the event of an “Acceleration Event” as defined in Section 12.3 or a “Potential Acceleration Event” as defined in Section 12.4.

     12.3 Definition of “Acceleration Event.” For purposes of Section 12.2, an “Acceleration Event” means the happening of any of the following:

     (a) When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or parent or any employee benefit plan sponsored or maintained by the Company or any subsidiary or parent (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;

     (b) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a Director who was not a Director at the beginning of such 24-month period will be deemed to have satisfied such 24-month period requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation or, or with the approval of, at least 60% of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such 24-month period) or by prior operation of this Section 12.3(b); or

     (c) The approval by the shareholders of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company.

     12.4 Definition of “Potential Acceleration Event.” For purposes of Section 12.2, a “Potential Acceleration Event” means the approval by the Board of an agreement by the Company the consummation of which would result in an Acceleration Event of the Company as defined in Section 12.3.

Article XIII. Securities Registration

     13.1 Securities Registration. In the event that the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or any other applicable statute, any Options or any Stock with respect to which an Option may be or shall have been granted or exercised, or to qualify any such Options or Stock under the Securities Act of 1933, as amended, or any other statute, then the Optionee shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Options or Stock.

     Unless the Company has determined that the following representation is unnecessary, each person exercising an Option under the Plan may be required by the Company, as a condition to the issuance of the shares pursuant to exercise of the Option, to make a representation in writing (a) that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, (b) that before any transfer in connection with the resale of such shares, he or she will obtain the written opinion of counsel for the Company, or other counsel acceptable to the Company, that such shares may be transferred. The Company may also require that the certificates representing such shares contain legends reflecting the foregoing.

Article XIV. Tax Withholding

     14.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require an Optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Optionee’s FICA obligation), if any, required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.

     14.2 Share Withholding. With respect to withholding required upon the exercise of Options, or upon any other taxable event hereunder, Optionees may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value, on the date the tax is to be determined, equal to the minimum marginal tax which could be imposed on the transaction.

     Share withholding upon the exercise of an Option will be done if the Optionee makes a signed, written election and either of the following occurs:

     (a) The Option exercise occurs during a “window period” and the election to use such share withholding is made at any time prior to exercise. For this purpose, “window period” means the period beginning on the third (3rd) business day following the date of public release of the Company’s quarterly financial information and ending after the twelfth (12th) business day following such date. An earlier election can be revoked up until the exercise of the Option during the window period; or

     (b) An election to withhold shares is made at least six months before the Option is exercised. If this election is made, then the Option can be exercised and shares may be withheld outside of the window period.

Article XV. Indemnification

     15.1 Indemnification. To the extent permitted by law, each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the

Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article XVI. Requirements of Law

     16.1 Requirements of Law. The granting of Options and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     16.2 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

Article XVII. Effective Date of Plan

     17.1 Effective Date. Subject to ratification by an affirmative vote of holders of a majority of shares present and entitled to vote at the 1994 Annual Meeting, the Plan shall be effective as of September 29, 1994, the date of its adoption by the Board.

Article XVIII. No Obligation to Exercise Option

     18.1 No Obligation to Exercise. The granting of an option shall impose no obligation upon the holder thereof to exercise such Option.

Article XIX. Nonexclusivity of the Plan

     19.1 Nonexclusivity of the Plan. The adoption of this Plan will not be construed as limiting the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options otherwise than under this Plan. Such arrangements may be either generally applicable or applicable only in specific cases.